DUPLICATE

BRITISH
COLUMBIA

Number: BC0922905

CERTIFICATE
OF
CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that PLYMOUTH ROCK TECHNOLOGIES INC. changed its name to AETHER GLOBAL INNOVATIONS CORP. on July 31, 2023 at 12:01 AM Pacific Time.

Issued under my hand at Victoria, British Columbia
On July 31, 2023

T.K. SPARKS
Registrar of Companies
Province of British Columbia
Canada